     As filed with the Securities and Exchange Commission on April 19, 1999

                                                      Registration No. 333-70505
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           ---------------------------

                                 AMENDMENT NO. 2
                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                                 SUPERGEN, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           ---------------------------

            DELAWARE                        2834                    91-1841574
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)


                           TWO ANNABEL LANE, SUITE 220
                           SAN RAMON, CALIFORNIA 94583
                                 (925) 327-0200
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           ---------------------------

                                JOSEPH RUBINFELD
                               PRESIDENT AND CHIEF
                                EXECUTIVE OFFICER
                                 SUPERGEN, INC.
                           TWO ANNABEL LANE, SUITE 220
                           SAN RAMON, CALIFORNIA 94583
                                 (925) 327-0200
    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                           CODE, OF AGENT FOR SERVICE)

                           ---------------------------

                                   COPIES TO:
                               JOHN V. ROOS, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                            PALO ALTO, CA 94304-1050
                                 (650) 493-9300

                           ---------------------------

     Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
|_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                           ---------------------------

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------
                                                       PROPOSED
            TITLE OF EACH CLASS                    MAXIMUM AGGREGATE           AMOUNT OF REGISTRATION
      OF SECURITIES TO BE REGISTERED               OFFERING PRICE (1)               FEE (1) (2)
-----------------------------------------------------------------------------------------------------
Common Stock $0.001 par value.............         $ 20,000,000                       $5,560
-----------------------------------------------------------------------------------------------------


(1) The maximum aggregate offering price of the Common Stock registered hereunder will not exceed $20,000,000. Pursuant to Rule 457(o) under the Securities Act, the registration fee is calculated on the aggregate maximum offering price of the Common Stock, and the table does not specify information about the amount of shares to be registered or the proposed maximum offering price per share.
(2)  Registration fee previously paid.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE
REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT
THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS


                   SUBJECT TO COMPLETION, DATED APRIL 19, 1999

                                   $20,000,000

                                 SUPERGEN, INC.

                                  COMMON STOCK

     This prospectus is part of the registration statement we filed with the Securities and Exchange Commission using a "shelf" registration process. This means:

- We may issue up to $20,000,000 of our common stock from time to time.

- We will circulate a prospectus supplement each time we plan to issue our common stock.

- The prospectus supplement will inform you about the specific terms of that offering and also may add, update or change information contained in this prospectus.

- You should read this prospectus and any prospectus supplement carefully before you invest.


     Our common stock is listed on the Nasdaq National Market under the symbol "SUPG". On April 16, 1999, the last reported sale price for our common stock on the Nasdaq National Market was $10.43 per share.


     SEE "RISK FACTORS" BEGINNING AT PAGE 2 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                                   -----------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is April __, 1999.

                                     SUMMARY

     We are an emerging pharmaceutical company dedicated to the acquisition, rapid development and commercialization of products for the treatment of life-threatening diseases, particularly cancer. We seek to minimize the time, expense and technical risk associated with drug commercialization by identifying, acquiring and developing pharmaceutical compounds in the later stages of development, rather than committing significant resources to the research phase of drug discovery.

     We are focusing our existing and proposed commercialization efforts on two drugs, Nipent(R) and RFS 2000.


     We are currently marketing Nipent(R) in the United States for the treatment of hairy cell leukemia. We are also conducting clinical trials of Nipent(R) in order to seek FDA approval to expand its use for the treatment of additional forms of leukemia. RFS 2000 is a drug compound in the late stage of clinical development. Clinical studies indicate it has the potential to treat a variety of solid tumors, including pancreatic, lung, colorectal, ovarian and prostate cancers.


     We are also developing our product line of enhanced generic anticancer drugs using our Extra proprietary drug delivery technology. This technology, consisting of a delivery system incorporating the active drug cyclodextrin, has the following properties:

- The form of a ready to inject, stable solution that increases the ease and safety of administration.

-    Increased shelf life, facilitating multiple doses from a single vial.

- Less susceptibility to ulceration at the injection site due to shielding properties of the Extra formulation. The drug is released only upon circulation within the bloodstream.

     Our Extra technology is protected by a combination of exclusive and non-exclusive licenses and related patents. These patents were issued between 1991 and 1998. The licenses pertaining to the Extra platform generally are effective for the terms of the related patents.


     We seek to expand our portfolio of anticancer drugs through the acquisition of products and product candidates, or companies owning such products or candidates, which complement our portfolio and provide us with market opportunities. In January 1999, we executed an agreement to acquire all of the outstanding capital stock of Sparta Pharmaceuticals, Inc. for 650,000 shares (subject to adjustment) of our common stock. The acquisition is subject to the approval of Sparta's stockholders. See "Recent Developments" on page 10.


     We also have non-oncology programs in the large market areas of anemias and other blood cell disorders, obesity/diabetes and autoimmune diseases. We intend to seek partnerships with larger drug companies for the development and marketing of these non-oncology drug candidates.

     Throughout this prospectus, we use the term "proprietary" to refer to some of our products and technology. By use of this term, we mean to refer to those products and technology that are protected from competition by patents, licenses, manufacturing know-how or a combination of these competitive barriers.

     We incorporated in March 1991 as a California corporation and changed our state of incorporation to Delaware on November 3, 1997. Our executive offices are located at Two Annabel Lane, Suite 220, San Ramon, California, and our telephone number at that address is (925) 327-0200.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING SUPERGEN. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

     IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS OR CASH FLOWS COULD BE ADVERSELY AFFECTED. IN THOSE CASES, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.


     WE HAVE INCURRED LOSSES AND OUR BUSINESS WILL SUFFER IF WE FAIL TO ACHIEVE SIGNIFICANT REVENUES OR PROFITABLE OPERATIONS



     We have incurred cumulative losses of $56.0 million for the period from inception through December 31, 1998. These losses included non-cash charges of $7.5 million for the acquisition of in-process research and development. We have not achieved profitability and expect to continue to incur substantial operating losses at least through 2000. Substantially all of our revenues have come from sales of Nipent(R), and we expect this trend to continue for some time. Nipent(R) revenues were $2.7 million in 1998, $1.5 million in 1997 and $225,000 in 1996. All of these revenues resulted from commercial sales. Our ability to achieve profitability will depend on our ability to develop, obtain regulatory approval for and successfully market Nipent(R) for other indications, and bring other proprietary products to market. Our ability to become profitable will also depend upon a variety of other factors, including the following:


-     The price, volume and timing of sales of products.

- The mix between Nipent(R) sales in the United States and those under a supply agreement with Warner-Lambert Company for sales outside North America.

- Variations in gross margins of our products, which may be affected by sales mix and competitive pricing pressures.

- Regulatory approvals of new products or expanded labeling of existing products.

- Changes in the level of our research and development, including the timing of any expansion of clinical trials. Clinical trials include the testing of drug compounds upon human subjects.


-    Acquisitions of products, technology or companies.


     Our long-term success will also be affected by expenses, difficulties and delays frequently encountered in developing and commercializing new pharmaceutical products, competition, and the burdensome regulatory environment in which we operate. We cannot be certain that we will ever achieve significant revenues or profitable operations.


     OUR BUSINESS COULD SUFFER IF THE RESULTS OF FURTHER CLINICAL TESTING INDICATE THAT OUR PROPOSED PRODUCTS ARE NOT SUITABLE FOR COMMERCIAL USE



     Our proposed proprietary products are in the development rather than the research stage. However, we must significantly develop all of our proposed products before we can market them. Although we believe that the results of our early stage clinical studies support further development of our proposed proprietary products, the results we have obtained to date do not necessarily indicate results of further testing, including controlled human clinical testing. All of the potential proprietary products that we are currently developing will require extensive clinical testing before we can submit any regulatory application for their commercial use.

     In contrast to our proposed proprietary products, Nipent(R) and our generic version of mitomycin have been approved for commercial use and we began sales of these drugs in 1996 and 1998, respectively.


     OUR BUSINESS COULD SUFFER IF WE ARE UNABLE TO SUCCESSFULLY DEVELOP OUR GENERIC PRODUCTS AND EXTRA PRODUCTS BASED ON GENERIC PRODUCTS BECAUSE THE PATENTS FOR THE UNDERLYING DRUGS DO NOT EXPIRE




     We plan to develop and market several generic and Extra drugs, some of which are currently protected by one or more patents. If the existing patent protection for these drugs is maintained or extended, it is unlikely that we will be able to market our own generic and Extra versions of those drugs. We do not believe it is financially prudent to proceed with substantial development efforts for generic or Extra drugs if we do not know if or when existing patent protection will cease.



     In particular, we plan to develop and market a generic and an Extra version of paclitaxel, as well as an Extra version of cisplatin. However, the original patent protection for both drugs has been extended through the issuance of new patents in the United States. The current cisplatin patent expires in 2013 and the current use patent for paclitaxel expires in 2002. Other companies interested in marketing generic versions of these drugs are actively disputing the legality of these patents and we anticipate that these legal disputes will be resolved within the next three years. If the patent protection for both these products is upheld, we will not proceed with further development of these products. If the patent protection is overturned, we plan to further develop these products and we believe we can bring them to market within two years of a favorable patent ruling.


OUR BUSINESS WILL SUFFER IF WE FAIL TO OBTAIN ADEQUATE FUNDING IN A TIMELY
MANNER

     We expect that we will need substantial additional funding. Our business, results of operations and cash flows will be adversely affected if we fail to obtain adequate funding in a timely manner. Our funding requirements will depend on many factors, including:

-    The progress of our development programs.

- The availability of additional drugs or drug candidates for acquisition by SuperGen or to be licensed to SuperGen.

- The availability of companies as potential acquisition or merger candidates.


-    Revenue growth, if any.


- The amount of cash generated, if any, by our operations.

-    The timing and receipt of regulatory approvals.

- The costs involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent claims and other intellectual property rights.

-    Developments related to reimbursement matters.

-    Competing technological and market
     developments.

- The need for additional office and manufacturing facilities to accommodate growth.

     Without giving effect to the sale of any of our common stock in the offering covered by this prospectus, we anticipate that our existing capital resources as of the date of this prospectus will be adequate to fund operations and capital expenditures through December 31, 1999. However, if we experience unanticipated cash requirements during this period, we could require additional funds much sooner. We may receive funds from the sale of equity securities, including the sale of our common stock pursuant to this offering, or the exercise of outstanding warrants and options to acquire common stock. However, we cannot assure you that any of those fundings will occur, or if they occur, that they will be on terms favorable to us. Also, the dilutive effect of those fundings could adversely affect our results per share.




OUR BUSINESS WILL SUFFER IF WE FAIL TO OBTAIN REGULATORY APPROVALS IN A TIMELY MANNER, IF AT ALL

     We cannot assure you that we will obtain the necessary regulatory approvals to manufacture or market our proposed products. The United States Food and Drug Administration and comparable agencies in foreign countries impose substantial requirements for the introduction of new pharmaceutical products through lengthy and detailed clinical testing procedures, sampling activities and other costly and time-consuming compliance procedures. We have obtained marketing approval for Nipent(R) and our internally developed generic version of mitomycin and approval of sources of bulk drugs for our Extra and generic products. However, we have not yet received marketing approval for any of our internally developed proprietary products. Our proprietary drugs and Extra drugs may require substantial clinical trials and FDA review as new drugs. Our generic drugs require both approval of the bulk source of the drug and FDA approval of their final formulation.

     We cannot predict with certainty if or when we might submit for regulatory review those products currently under development. Once we submit our potential products for review, we cannot assure you that the FDA or other regulatory agencies will grant approvals for any of our pharmaceutical products on a timely basis or at all. For example, we initially believed that the FDA would abbreviate the approval process for our Extra products. However, the FDA is reviewing Mito Extra, our first Extra product submission, as a new drug. Sales of our products outside the United States will be subject to regulatory requirements governing clinical trials and marketing approval. These requirements vary widely from country to country and could delay the introduction of our products in those countries.


OUR BUSINESS WILL SUFFER IF WE FAIL TO COMPLY WITH GOVERNMENTAL REGULATIONS



     If we fail to comply with regulatory requirements, we may be subject to regulatory or judicial enforcement actions. Those actions could include product recalls or seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products, withdrawal of existing approvals and potentially enhanced product liability exposure. Our research, testing, manufacturing, labeling, distribution, marketing and advertising activities are regulated extensively by governmental authorities in the United States and other countries.



ASSERTING AND DEFENDING INTELLECTUAL PROPERTY RIGHTS WILL HARM OUR RESULTS OF OPERATIONS REGARDLESS OF SUCCESS


     Our business will be harmed if competitors develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets, if our trade secrets are disclosed or if we cannot effectively protect our rights to unpatented trade secrets.

     We actively seek patent protection for our proprietary products and technologies. We have a number of United States patents and also have licenses to or assignments of numerous issued United States patents. However, litigation may be necessary to protect our patent position, and we cannot be certain that we will have the required resources to pursue the necessary litigation or otherwise to protect our patent rights. Our efforts to protect our patents may fail. In addition to pursuing patent protection in appropriate cases, we also rely on trade secret protection for unpatented proprietary technology. However, trade secrets are difficult to protect.

     Our proprietary products are dependent upon compliance with numerous licenses and agreements. These licenses and agreements require us to make royalty and other payments, reasonably exploit the underlying technology of the applicable patents, and comply with regulatory filings. If we fail to comply with these licenses and agreements, we could lose the underlying rights to one or more of these potential products, which would adversely affect our business, results of operations and cash flows.

     Claims may be brought against us in the future based on patents held by others. These persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected product. We cannot assure you whether we would prevail in any of these actions or that we could obtain any licenses required under any of these patents on acceptable terms, if at all.

     We know of no pending patent infringement suits, discussions regarding possible patent infringements or threats of patent infringement litigation either related to:

-    patents held by us or our licensors; or

-    our products or proposed products.

     There has been, and we believe that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. If we become involved in any litigation, it could consume a substantial portion of our resources, regardless of the outcome of the litigation.


OUR BUSINESS WILL SUFFER IF WE FAIL TO COMPETE EFFECTIVELY, PARTICULARLY AGAINST LARGER, MORE ESTABLISHED PHARMACEUTICAL COMPANIES WITH GREATER RESOURCES



     Our competitors and probable competitors include, among others, Ortho-McNeil Pharmaceutical, Amgen Inc., Gensia-Sicor, Inc., Bristol-Myers Squibb Company and Immunex Corp. These companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than we do and represent substantial long-term competition for us. These companies may succeed in developing pharmaceutical products that are more effective or less costly than any that we may develop or market.


     Factors affecting competition in the pharmaceutical industry vary depending on the extent to which the competitor is able to achieve a competitive advantage based on proprietary technology. If we are able to establish and maintain a significant proprietary position with respect to our proprietary products, competition will likely depend primarily on the effectiveness of the product and its pricing and the number, gravity and severity of its unwanted side effects as compared to alternative products.



     Competition for generic products is based primarily on price and, to a lesser extent, on name recognition and the reputation of the manufacturer in its target markets. Moreover, the number of competitors offering a particular generic product could dramatically affect price and gross margin for that product, or an Extra product based on that generic product. We may be at a disadvantage in competing with more established companies on the basis of price or market reputation. In addition, a significant number of Extra products that we are currently developing consist of, or are based upon, generic products for which patent protection has expired or is expected to expire. Increased competition in a particular generic market would likely lead to significant price erosion for our generic products and Extra products based on those generic products, which would adversely affect our sales and potential gross profit margins.



     For example, we believe that the total estimated U.S. sales for mitomycin, bleomycin, etoposide and cisplatin, as well as other of our proposed generic products and generic products upon which we propose to base Extra products, have decreased in recent years due to increased competition. We also believe that sales volumes and unit prices of these generics may continue to decrease as a result of competitive factors, including the following:


- The introduction of additional generics as well as other anticancer drugs.

- The desire of some companies to increase their market share.

- New formulations for these drugs and the use of different therapies.

     Extensive research and development efforts and rapid technological progress characterize our industry. Although we believe that our proprietary position gives us a competitive advantage with respect to our proposed non-generic drugs, we anticipate that development will continue and discoveries by others may render our current and potential products noncompetitive. In addition, we have only limited experience in selling and marketing pharmaceutical products.


WE ARE DEPENDENT ON THIRD PARTIES FOR MANUFACTURING AND OUR BUSINESS MAY BE HARMED IF THE MANUFACTURE OF OUR PRODUCTS IS INTERRUPTED OR DISCONTINUED AND WE CANNOT OBTAIN THIRD PARTY MANUFACTURING ON ACCEPTABLE TERMS


     We currently rely on vendors for manufacturing activities related to Nipent(R) and our generic version of mitomycin. The facilities used by these vendors have passed plant inspections required by the FDA prior to market clearance of all pharmaceutical products. The FDA conducts these inspections to ensure compliance with current Good Manufacturing Practices regulations enforced by the FDA. If the facilities fail to maintain their Good Manufacturing Practices status, or there is an interruption at any of these facilities due to the occurrence of a fire, natural disaster, equipment failure or other condition, we may not be able to locate other facilities that are FDA-approved for manufacturing activities in a timely manner or on commercially acceptable terms.

     In addition, we store the majority of our Nipent(R) crude concentrate, the unpurified, bulk form of the drug, at a single storage location. Improper storage, fire, natural disaster, theft or other conditions at this location that may lead to the loss or destruction of our Nipent(R) crude concentrate could adversely affect our business, results of operations and cash flows. We are currently negotiating a long-term agreement with the vendor that purifies our current supply of crude concentrate to continue its purification services. However, we cannot assure you that we will be able to finalize the agreement. If we are not able to do so, our supply of Nipent(R) may be interrupted while we seek to locate another facility and to have that facility approved by the FDA. The delay could adversely affect our business, results of operations and cash flows.

     We will encounter similar issues with respect to any potential products that the FDA clears for sale. We must establish and maintain relationships with manufacturers to produce and package our finished pharmaceutical products, including RFS 2000. In addition, the FDA must clear the facilities used by these contract manufacturers. If we are unable to obtain or retain third-party manufacturing on commercially acceptable terms or obtain necessary FDA clearances to manufacture the products currently being developed, we may not be able to commercialize pharmaceutical products as planned. Our dependence upon third parties for the manufacture of pharmaceutical products may adversely affect our profit margins and our ability to develop and deliver pharmaceutical products on a timely and competitive basis.


     We currently rely on foreign manufacturers for the production of bulk Extra and generic formulations and on domestic manufacturers to supply sufficient quantities of compounds to conduct clinical trials on proposed proprietary products. If we are unable to contract for or obtain a sufficient supply of potential pharmaceutical products on acceptable terms, or these supplies are delayed or contaminated, we could experience:

-    Significant reductions in sales.

- Delays in bringing our proposed proprietary, Extra and generic products to market.

- Delays in preclinical and human clinical testing schedules.

- Delays in submitting products for regulatory approval and initiating new development programs.

     Any of these factors could adversely affect our business, results of operations and cash flows.


     We do not currently intend to manufacture any pharmaceutical products, although we may choose to do so in the future. If we decide to manufacture products, we would be subject to the regulatory requirements described above. We will also be subject to similar risks regarding delays or difficulties encountered in manufacturing these pharmaceutical products and we will require additional facilities and substantial additional capital. In addition, we have only limited experience in manufacturing pharmaceutical products. We cannot assure you that we would be able to manufacture any of these products successfully and in a cost-effective manner.


THE LOSS OF KEY PERSONNEL, OR THE INABILITY TO ATTRACT AND RETAIN THE ADDITIONAL, HIGHLY SKILLED PERSONNEL REQUIRED FOR THE EXPANSION OF OUR ACTIVITIES, COULD ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND CASH FLOWS



     Our success is dependent on key personnel, including Dr. Rubinfeld, our President and Chief Executive Officer, and members of our senior management and scientific staff. To successfully expand our operations, we will need to attract additional, highly skilled individuals, particularly in the areas of clinical administration, manufacturing and finance. We compete with other companies for the services of existing and potential employees. We believe our compensation and benefits packages are competitive for our geographical region and our industry group. However, we may be at a disadvantage to the extent that potential employees may favor larger, more established employers.


THE CONTINUING EFFORTS OF GOVERNMENT AND THIRD-PARTY PAYORS TO CONTAIN OR REDUCE THE COSTS OF HEALTHCARE MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY

     Our revenues and profitability may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care. We cannot predict the effect that these health care reforms may have on our business, and it is possible that any of these reforms will adversely affect our business. In addition, in both the United States and elsewhere, sales of prescription pharmaceuticals are dependent in part on the availability of reimbursement to the consumer from third-party payors, like government and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. If our current and proposed products are not considered cost-effective, reimbursement to the consumer may not be available or be sufficient to allow us to sell products on a competitive basis.

WE MAY BE SUBJECT TO PRODUCT LIABILITY LAWSUITS AND OUR INSURANCE MAY BE INADEQUATE TO COVER DAMAGES

     Clinical trials or marketing of any of our current and potential pharmaceutical products may expose us to liability claims from the use of these pharmaceutical products. We currently carry product liability insurance. However, we cannot be certain that we will be able to maintain insurance on acceptable terms for clinical and commercial activities or that the insurance would be sufficient to cover any potential product liability claim or recall. If we fail to have sufficient coverage, our business, results of operations and cash flows could be adversely affected.

IF WE ARE UNABLE TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS, OUR BUSINESS MAY BE HARMED

     We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. We currently maintain a supply of several hazardous materials at our facilities. While we currently outsource our research and development programs involving the controlled use of biohazardous materials, if in the future we conduct these programs, we might be required to incur significant cost to comply with environmental laws and regulations. In the event of an accident, we could be held liable for any damages that result, and the liability could exceed our resources.

ANTI-TAKEOVER PROVISIONS MAY PREVENT YOU FROM REALIZING A PREMIUM RETURN

     Anti-takeover provisions of our certificate of incorporation and bylaws make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

- Authorization of the issuance of up to 2,000,000 shares of our preferred stock.

-    Elimination of cumulative voting.

- Elimination of stockholder action by written consent.

     Our bylaws establish procedures, including notice procedures, with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors or for stockholder proposals to be submitted at stockholder meetings.

     We are also subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 of the Delaware General Corporation Law prevents stockholders owning 15% or more of a corporation's outstanding voting stock from engaging in business combinations with a Delaware corporation for three years following the date those stockholders acquired 15% or more of a corporation's outstanding voting stock. This restriction is subject to exceptions, including the approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder.

     These provisions are expected to discourage different types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of SuperGen to first negotiate with us.

     We believe that the benefits of increased protection of SuperGen's potential ability to negotiate with the proponents of unfriendly or unsolicited proposals to acquire or restructure SuperGen outweigh the disadvantages of discouraging those proposals because, among other things, negotiation of those proposals could result in an improvement of their terms.


BECAUSE CURRENT OFFICERS AND DIRECTORS OWN A LARGE PERCENTAGE OF OUR STOCK, THESE STOCKHOLDERS MAY BE ABLE TO CONTROL SUPERGEN AND ALSO PREVENT POTENTIALLY BENEFICIAL ACQUISITIONS OF SUPERGEN



     As of March 12, 1999 our officers and directors beneficially owned approximately 30% of the outstanding shares of our common stock. Beneficial ownership includes shares of our common stock subject to options exercisable within 60 days of March 12, 1999.


     These stockholders, if acting together, may be able to elect all of our directors, and otherwise significantly influence matters requiring approval by our stockholders. This concentration of ownership and the lack of cumulative voting may also delay or prevent a third party from acquiring us.


     These stockholders may have interests that differ from other stockholders of SuperGen, particularly in the context of potentially beneficial acquisitions of SuperGen. For example, to the extent that these stockholders are employees of SuperGen, they may be less inclined to vote for acquisitions of SuperGen involving the termination of their employment or diminution of their responsibilities or compensation.



THE TRADING PRICE OF YOUR STOCK MAY DECREASE DUE TO FACTORS BEYOND OUR CONTROL



     The trading prices of our common stock are subject to significant fluctuations in response to numerous factors, including:

- Variations in anticipated or actual results of operations.

- Announcements of new products or technological innovations by competitors

-    FDA approval or rejection of pending applications.

-    Changes in earnings estimates of operational results by analysts.

-    Results of clinical trials.



     Moreover, the stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.



     During the past three years from the date of this prospectus, the market price per share of our common stock has fluctuated between approximately $5.13 and $18.81.



OUR BUSINESS MAY BE HARMED IF WE BECOME SUBJECT TO SECURITIES CLASS ACTION LITIGATION



     In the past, following periods of volatility in the market price of a company's common stock, securities class action litigation has been brought against the issuing company. This type of litigation could be brought against us in the future. The litigation could be expensive and divert management's attention and resources, which could adversely affect our business and results of operations whether or not our defense is successful. If the litigation is determined against us, we could also be subject to significant liabilities.


WE MAY NOT EARN A FAVORABLE RETURN WITH THE PROCEEDS OF THIS OFFERING

     Our management can spend the proceeds from this offering in ways with which you may not agree. We cannot predict that the proceeds will be invested to yield a favorable return.

THE MARKET PRICE OF OUR STOCK MAY FALL IF OTHER STOCKHOLDERS SELL THEIR STOCK

     If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a price we deem appropriate.


     As of March 12, 1999 we had 21,091,303 shares of our common stock outstanding. Of these shares, approximately 20,953,537 shares were eligible for sale in the public market.


THE VALUE OF YOUR STOCK MAY DECREASE IF OTHER SECURITY HOLDERS EXERCISE THEIR OPTIONS AND WARRANTS


     As of March 12, 1999 we had reserved an additional 8,784,951 shares of our common stock for future issuance upon exercise of outstanding options and warrants. If these securities are exercised, you may experience significant dilution in the book value and earnings per share of your common stock. This may cause the market price of our common stock to fall.


THE YEAR 2000 PROBLEM COULD CAUSE DISRUPTIONS OF OUR OPERATIONS

     The Year 2000 issue is the result of computer software applications being written using two rather than four digits to define a year. On January 1, 2000, computer equipment and programs that have time sensitive software may not be able to distinguish whether "00" means 1900 or 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     We converted to new accounting software in 1998 and that software properly recognizes dates beyond December 31, 1999. We have determined that no other software programs currently in use by SuperGen will require significant modification or replacement to properly recognize dates beyond December 31, 1999. We have initiated and maintained formal communications with significant contract manufacturers, contract research organizations and other vendors to determine the extent to which we are vulnerable to those third parties' failure to remediate their own Year 2000 issues. Based upon those communications, we believe that all significant computer software programs utilized by third parties upon which we rely are either Year 2000 compliant or will be converted to Year 2000 compliance prior to December 31, 1999.

     One or more of our or our business partners' software applications may prove to be non-Year 2000 compliant. In that case, we may experience difficulties on and after January 1, 2000. The worst case Year 2000 scenario envisioned by our management would involve delays in invoicing and shipping, inventory production, and clinical trial documentation.

                               RECENT DEVELOPMENTS

     On January 18, 1999, we entered into an agreement to acquire Sparta Pharmaceuticals, Inc. Pursuant to the agreement, a wholly-owned subsidiary of SuperGen will be merged into Sparta. After the merger, Sparta will operate as a wholly-owned subsidiary of SuperGen. In the merger, we will issue 650,000 shares of our common stock, subject to adjustment, in exchange for all of the outstanding capital stock of Sparta. In addition, we have agreed to assume the outstanding options and warrants to purchase Sparta capital stock. We anticipate that the merger will be accounted for as a purchase.

     We cannot assure you that the agreement to acquire Sparta will be consummated. The consummation of the merger is contingent upon various conditions to closing, including the:

- Approval of the merger by the stockholders of Sparta.

- Absence of material adverse effect on SuperGen or Sparta.

- Accuracy of representations and warranties of SuperGen and Sparta.

- Performance of covenants and obligations of SuperGen and Sparta.

- Absence of restraining order, injunctions and other governmental order preventing the consummation of the merger.


     If all the conditions to closing are satisfied the merger is anticipated to close during the summer of 1999.


     Sparta is a development stage pharmaceutical company engaged in the business of acquiring rights to, and developing for commercialization, technologies and drugs for the treatment of a number of life threatening diseases including cancer, cardiovascular disorders and inflammation.


                       WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.


     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of our common stock registered under this prospectus:


-    Annual report on Form 10-K for the fiscal year ended December 31, 1998.

-    Proxy statement for the 1999 Annual Meeting of
     Stockholders.

- The description of our common stock contained in our registration statement on Form 8-A, filed on January 18, 1996, including any amendment or report filed for the purpose of updating the description.

-    Current Report on Form 8-K filed with the SEC on
     January 28, 1999.

- All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 1998.


     We have also filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about SuperGen and our common stock. You may request a copy of these filings at no cost. Please direct your requests to:

     SuperGen, Inc.
     Two Annabel Lane, Suite 220
     San Ramon, California 94583
     Attn:  Investor Relations
     (925) 327-0200

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms like "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements.

     Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements throughout this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forwardlooking statements wherever they appear in:

-    This prospectus.

-    The materials referred to in this prospectus.

- The materials incorporated by reference into this prospectus, other than forward-looking statements which do not comply with the "plain English" requirements of Rule 421 under the Securities Act of 1933.

-    Our press releases.

     No forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.

                                 USE OF PROCEEDS

     Each time we sell our common stock, we will provide a prospectus supplement that will contain information about how we intend to use the net proceeds from our common stock sold at that time.

     Unless otherwise indicated in the applicable prospectus supplement, we plan to use the net proceeds from the sale of our common stock for general corporate purposes, including capital expenditures and to meet working capital needs. We expect from time to time to evaluate the acquisition of businesses and products for which a portion of the net proceeds may be used.

     Pending these uses, we will invest the net proceeds in interest-bearing securities.

                                 DIVIDEND POLICY

     We have not declared or paid cash dividends on our common stock. We currently intend to retain all future earnings to fund the operation of our business and, therefore, we do not anticipate paying dividends in the foreseeable future. Future cash dividends, if any, will be determined by our board of directors.

                              PLAN OF DISTRIBUTION

     We may offer our common stock:

-    Directly to purchasers.

-    To or through underwriters.

-    Through dealers, agents or institutional investors.

-    Through a combination of these methods.

     Regardless of the method used to sell our common stock, we will provide a prospectus supplement that will disclose the:

- Identity of any underwriters, dealers, agents or institutional investors who purchase our common stock.

- Material terms of the distribution, including the number of shares sold and the consideration paid.

- Amount of any compensation, discounts or commissions to be received by any underwriters, dealers or agents.

- Terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws.

- Nature of any transaction by any underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of our common stock.

                                  LEGAL MATTERS

     The validity of the issuance of our common stock will be passed upon for SuperGen by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

                                     EXPERTS


     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR SEEK AN OFFER TO BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE SHARES.

                                   -----------


                                   $20,000,000

                                 SUPERGEN, INC.

                                  Common Stock

                                   -----------

                                   PROSPECTUS

                                   -----------


                                 April __, 1999


                                TABLE OF CONTENTS

                                                       Page

Summary..............................................       2
Risk Factors.........................................       2
Recent Developments..................................      10
Where You Can Find More Information..................      10
Note Regarding Forward-Looking Statements............      11
Use of Proceeds......................................      11
Dividend Policy......................................      12
Plan of Distribution.................................      12
Legal Matters........................................      12
Experts..............................................      12

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


         The following table sets forth expenses payable by the Registrant in connection with this prospectus dated April __, 1999. All of the amounts shown are estimates except the SEC registration fee.


                                                      Amount to be Paid
                                                      -----------------
    SEC registration fee...........................       $   5,560
                                                          ---------
    Legal fees and expenses........................          20,000
                                                          ---------
    Accounting fees and expenses...................           5,000
                                                          ---------
    Miscellaneous expenses.........................           3,540
                                                          ---------
    Total..........................................       $  34,100
                                                          ---------
                                                          ---------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act. The Registrant's certificate of incorporation (Exhibit 3.1 hereto) and bylaws (Exhibit 3.2 hereto) provide indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into indemnification agreements with its directors and officers.

ITEM 16.  EXHIBITS.


      EXHIBIT
       NUMBER        DESCRIPTION OF DOCUMENT
       ------        -----------------------

        3.1        Certificate of Incorporation of the Registrant (1)
        3.2        Bylaws, as amended, of the Registrant (2)
        5.1        Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
       23.1        Consent of Ernst & Young LLP, Independent Auditors
       23.2        Consent of Counsel (included in Exhibit 5.1)
       24.1        Power of Attorney (included on page II-4)*

---------------------------

*    Previously filed exhibit.


(1) Incorporated by reference from the Registrant's Proxy Statement filed with the Securities and Exchange Commission on April 25, 1997.


(2) Incorporated by reference from the Registrant's Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 1998.

ITEM 17.  UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Ramon, state of California, on April 19, 1999.


                                        SUPERGEN, INC.

                                        By:  /s/ Joseph Rubinfeld
                                             ---------------------------
                                             Joseph Rubinfeld
                                             CHIEF EXECUTIVE OFFICER,
                                             PRESIDENT AND DIRECTOR

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


         SIGNATURE                              Title                                 Date
By: /s/ Joseph Rubinfeld           Chief Executive Officer, President             April 19, 1999
----------------------------       and Director (Principal Executive,
     Joseph Rubinfeld              Financial and Accounting Officer)


By:            *                   Director                                       April 19, 1999
----------------------------
     Denis Burger

By:                                Director                                       April 19, 1999
----------------------------
     Lawrence J. Ellison

By:                                Director                                       April 19, 1999
----------------------------
     Julius Vida

By:            *                   Director                                       April 19, 1999
----------------------------
     Daniel Zurr

*By: /s/Joseph Rubinfeld
----------------------------
     Joseph Rubinfeld
     Attorney-in-fact

                                INDEX TO EXHIBITS


   EXHIBIT
    NUMBER        DESCRIPTION OF DOCUMENT
    ------        -----------------------

     3.1          Certificate of Incorporation of the Registrant (1)
     3.2          Bylaws, as amended, of the Registrant (2)
     5.1          Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
    23.1          Consent of Ernst & Young LLP, Independent Auditors
    23.2          Consent of Counsel (included in Exhibit 5.1)
    24.1          Power of Attorney (included on page II-4)*

---------------------------

*     Previously filed exhibit.


(1) Incorporated by reference from the Registrant's Proxy Statement filed with the Securities and Exchange Commission on April 25, 1997.


(2) Incorporated by reference from the Registrant's Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 1998.